UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2011
TEKELEC

(Exact name of registrant as specified in its charter)

California	000-15135	95-2746131

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Paramount Parkway, Morrisville, North Carolina	27560

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (919) 460-5500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.
Set forth below is a brief description of each matter voted upon at the 2011 Annual Meeting of Shareholders of Tekelec (the “Company”) held on May 13, 2011, and the voting results with respect to each such matter.
1. A proposal to elect the following eight directors to serve for a one-year term:

Director	Votes For	Votes Withheld	Broker Non-Votes
Ronald W. Buckly	38,308,103	18,212,258	8,721,960
Anthony Colaluca, Jr.	53,904,470	2,615,891	8,721,960
Thomas J. Coleman	55,980,884	539,477	8,721,960
Jean-Yves Courtois	56,159,724	360,637	8,721,960
Hubert de Pesquidoux	53,925,502	2,594,859	8,721,960
Carol G. Mills	53,725,355	2,795,006	8,721,960
Krish A. Prabhu	52,955,675	3,564,686	8,721,960
Michael P. Ressner	53,934,338	2,586,023	8,721,960
2. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Votes For	Votes Against	Abstentions
64,718,138	472,001	52,182
3. A proposal to approve, on an advisory basis, executive compensation.

Votes For	Votes Against	Abstentions	Broker Non-Votes
51,628,367	3,824,527	1,067,467	8,721,960
4. A proposal to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation.

1 Year	2 Years	3 Years	Abstentions	Broker Non-Votes
50,100,769	58,483	5,299,236	1,061,873	8,721,960
Pursuant to the foregoing votes, (i) Messrs. Buckly, Colaluca, Coleman, Courtois, de Pesquidoux, Prabhu, and Ressner and Ms. Mills were elected to serve as directors for a one-year term; (ii) the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 was ratified; (iii) the compensation of the Company’s named executive officers was approved on a non-binding basis; and (iv) an annual advisory vote on executive compensation was approved on a non-binding basis.
Based on the results set forth in Proposal 4 above, and consistent with the Company’s recommendation, the Board of Directors has determined that the Company will hold an advisory vote on executive compensation every year.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekelec
Dated: May 16, 2011	By:	/s/ Stuart H. Kupinsky
Stuart H. Kupinsky
Senior Vice President, Corporate Affairs and General Counsel